VL Dissolution Corporation Announces Payment Date for Initial Distribution

Denver, Colo., October 24, 2003 – – VL Dissolution Corporation (OTCBB-VLDSE) today announced that the payment date of the initial distribution to its shareholders out of the proceeds of the sale of substantially all of its assets to Sirenza Microdevices, Inc. (NASDAQ-SMDI) has been set for October 31, 2003.

VL Dissolution will distribute to each shareholder of record as of October 6, 2003 0.15 shares of Sirenza’s common stock for each share of VL Dissolution common stock held as of such record date. If the distribution rate of Sirenza stock would result in the issuance of a fractional share, the company will issue in lieu of such fractional share a check in an amount equal to the product of such fraction multiplied by the market value of the Sirenza stock as of the day the fractional share is sold, minus selling expenses. The shares will be distributed by Sirenza’s transfer agent on October 31, 2003 and the checks will be distributed shortly thereafter.

The Ex-Dividend Date of VL Dissolution’s common stock has been set by Nasdaq at November 3, 2003. Accordingly, any investor who purchases shares of VL Dissolution’s common stock after October 30, 2003 will not be entitled to receive the proceeds of the initial distribution.

Investors seeking additional information relating to the initial distribution are invited to review the Frequently Asked Questions posted on the company’s website (www.vl-dissolution-corp.com).

OTC Bulletin Board Delisting

VL Dissolution Corporation today also announced that it has received notification from Nasdaq indicating that, due to its failure to include the certifications required by Section 302 of the Sarbanes-Oxley Act of 2002 in its Annual Report on Form 10-K filed on September 23, 2003, VL Dissolution has failed to remain in compliance with the listing requirements set forth in OTC Bulletin Board Rule 6530.

The company’s common stock is tentatively slated by Nasdaq to be delisted from the OTC Bulletin Board on November 3, 2003. However, VL Dissolution intends to appeal this decision pursuant to NASD Rule 9700 Series. During the appeals process the company’s securities will remain listed on the OTC Bulletin Board until a final ruling is made with regard to their delisting. If VL Dissolution is unable to obtain a favorable ruling from Nasdaq, the company’s securities will be delisted effective upon a final ruling. After such time there may be no trading market available for, or liquidity of, VL Dissolution’s securities.

About VL Dissolution Corporation

On May 5, 2003, VL Dissolution Corporation, formerly Vari-L Company, Inc., sold substantially all of its assets to Sirenza for cash and Sirenza common stock, and is currently engaged in the process of orderly liquidation of its remaining assets, the winding up of its business and operations, and the dissolution of the company.